Exhibit 10.3

SOFTWARE LEASE AND MAINTENANCE AGREEMENT

This Software Lease and Maintenance Agreement (the “Agreement”) is executed and entered into to be effective as of this                  day of November, 2014 (the “Effective Date”), by and between Enova International, Inc., a Delaware corporation, having its principal place of business at 200 W. Jackson Blvd., Suite 500, Chicago, IL 60606, and its subsidiaries (collectively, “Enova”), and Cash America International, Inc., a Texas corporation, having its principal place of business at 1600 West 7th Street, Fort Worth, Texas 76102, and its subsidiaries (collectively, “Cash America”). Enova and Cash America may each be referred to as a “Party” and may be collectively referred to as the “Parties.” The Parties agree as follows:

RECITALS

WHEREAS, Enova has developed a credit decisioning and credit underwriting model (as more particularly described in Section 2(b)) using proprietary loan performance and profitability data for the purpose of evaluating applications for consumer credit, which also includes a proprietary credit amount model that provides an amount of approved credit for a credit application (collectively referred to as the “Credit Underwriting Model”);

WHEREAS, Cash America and its subsidiaries and affiliates act as direct lenders and credit services organizations for consumer loans throughout the United States, which include small-dollar consumer loans and unsecured installment loans (collectively referred to as the “Loans”);

WHEREAS, Cash America desires to lease or license from Enova the right to use the Credit Underwriting Model and the Enova Platform (as defined in Section 3(b)) for the purpose of utilizing the Credit Underwriting Model in its Loan application process;

WHEREAS, Enova desires to grant Cash America a limited lease or license to use the Credit Underwriting Model and the Enova Platform in order for Cash America to utilize the Credit Underwriting Model in its Loan application process; and

WHEREAS, the Parties desire to enter into this Agreement for the purpose of setting forth the terms, conditions, and agreements between them relating to the licenses granted pursuant to this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth below, the Parties hereby agree as follows:

1.	DEFINITIONS

The following definitions apply herein:

(a) “Acquired Enova Software” means Software acquired by Enova after the commencement of this Agreement as the result of an acquisition by Enova of either a third party, or the technology of a third party.

(b) “Design Elements” means library elements, libraries, symbols, simulation or behavioral models, circuit and logic elements and any Updates thereto included with, and used in conjunction with, Software.

(c) “Designated Equipment” means the two (2) dedicated servers identified by serial number, or host I.D., on which the Licensed Materials are stored. The Designated Equipment shall be of a manufacture, make and model, and have the configuration, capacity, operating software version level and pre-requisite and co-requisite applications, prescribed in the documentation as necessary or desirable for the operation of the Software.

(d) “Documentation” means the user manuals and other written materials that describe the Software, its operation and matters related to its Use, which Enova will prepare and make available to Cash America for use with the Software and any Updated, improved or modified version(s) of such materials, whether provided in published written material, on magnetic media or communicated by electronic means.

(e) “Initial Configuration” means the specific group of Licensed Materials that represents the Licensed Materials available for Use by Cash America on the Effective Date.

(f) “Licensed Materials” means the Software, the Enova Platform, and any associated Documentation licensed to Cash America pursuant to this Agreement.

(g) “Maintenance Service(s)” shall mean the services which Enova makes available to Cash America related to the Licensed Materials as are more particularly described in Section 9 (Technical Support) herein.

(h) “Material Adverse Effect” means a material adverse effect on (i) the properties, business, prospects, operations, earnings, assets, liabilities or condition (financial or otherwise) of the Party in question, taken as a whole, (ii) the ability of the Party in question to perform its obligations in all material respects herein, or (iii) the validity or enforceability of this Agreement.

(i) “Software” means the Credit Underwriting Model, and any applications programming code or executable computer program(s) and any Updates thereto.

(j) “Term of Use” means that period of time Cash America has Use of the Licensed Materials pursuant to this Agreement.

(k) “Update” means a Software modification released by Enova. Updates may include revisions to the Documentation. Updates do not include any Acquired Enova Software, upgrades or new technology.

(l) “Use” means copying all or any portion of Software and/or Design Elements into the Designated Equipment or transmitting it to the Designated Equipment for: (i) executing or processing instructions contained in the Software, (ii) using, executing or modifying any of the Design Elements, or (iii) loading data into or displaying, viewing or extracting output results from or otherwise operating any portion of the Software or Design Elements, solely for the purpose of Cash America’s internal design and manufacture of electronic circuits and systems. For the avoidance of doubt, copying or transferring the Software to any equipment or receptacle other than the Designated Equipment is strictly prohibited.

2.	SCOPE AND BACKGROUND; DESCRIPTION OF CREDIT MODEL

(a) Under this Agreement, Cash America will: (i) acquire a license to Use the Licensed Materials and related Documentation, and (ii) obtain Maintenance Services for the Licensed Materials pursuant to the provisions of this Agreement. The Parties agree that the relationship established by this Agreement is non-exclusive.

(b) The Credit Underwriting Model is a proprietary credit decisioning and credit underwriting model developed by Enova for consumer Loan applicants. The Credit Underwriting Model is a consumer credit underwriting model that will utilize consumer information provided solely by Cash America (including information Cash America obtains from third-party providers) to assist Cash America in its analysis and approval of consumer Loan applicants. The Credit Underwriting Model also utilizes the consumer information

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

and the underwriting analysis to calculate a maximum Loan amount for the consumer Loan requested. The Credit Underwriting Model also contains a collection of certain proprietary, consumer variables that are utilized to predict consumer credit performance by an applicant. These consumer variables are derived using segmentation and/or a combination of different consumer attributes. These consumer variables are selected for the Credit Underwriting Model based on the predictability power of each such attribute in relation to the Cash America customer data as a whole. Upon processing a consumer credit application with the Enova Platform (as defined in Section 3(b)), the Credit Underwriting Model will provide Cash America with the following information relating to the applicant:

(i)	a unique customer application/loan-tracking number, which is to be generated by the Credit Underwriting Model;

(ii)	an applicant credit ranking, using a unique ranking criteria;

(iii)	a notation of whether the applicant is “approved” or “declined” credit based on the credit criteria established by Cash America, and

(iv)	an amount of approved credit for a credit applicant.

The Enova Platform shall provide all of the information in Section 2(b)(i) – (iv) to Cash America within 90 seconds of the submission of the consumer credit inquiry.

3.	GRANT OF LICENSE; LIMITATIONS AND RESTRICTIONS

(a) Credit Underwriting Model License. Subject to Cash America’s timely payment of the License Fees and the Maintenance Fees as set forth in Section 4 and subject to the limitations set forth in this Agreement, Enova, either directly or by and through one of its affiliates, hereby grants Cash America, for the term of this Agreement, a restrictive, non-transferable, non-exclusive, license to: (i) Use the Credit Underwriting Model on the Designated Equipment; and (ii) Use the Documentation as is reasonably necessary for Cash America’s licensed Use of the Licensed Materials. All rights not expressly granted to Cash America pursuant to this Agreement are reserved by Enova.

(b) Enova Platform License. Subject to Cash America’s timely payment of the License Fees and the Maintenance Fees as set forth in Section 4 and subject to the limitations set forth in this Agreement, Enova, either directly or by and through one of its affiliates, hereby grants to Cash America, for the term of this Agreement, a restrictive, nonexclusive and nontransferable license under which Cash America may use the Enova Platform solely in connection with Use and implementation of the Credit Underwriting Model. Enova has developed a proprietary software platform that implements the Credit Underwriting Model, which includes computer system architecture and specifications, operating systems, programming languages, programming code, compiled software, software architecture and specifications, software design and development plans and materials, methodologies, processes, and interfaces (run-time system libraries, graphical user interfaces and application programming interfaces) (collectively, the “Enova Platform”).

(c) Limitations. All rights, title and interest in the Licensed Materials shall remain the exclusive property of Enova and/or its licensors. The Licensed Materials are the confidential and proprietary property of Enova or third parties from whom Enova has obtained the appropriate rights. Cash America shall not Use or copy the Licensed Materials except as expressly permitted herein. Cash America may only Use those Licensed Materials as specified in this Agreement. Cash America shall not modify, disassemble, decompile, reverse engineer or reverse translate or create derivative works from the Licensed Materials or otherwise attempt to derive the source code, or let any third party do so. No right or license is granted or implied under any of Enova, or its licensors’, patents, copyrights, trademarks, trade names, service marks or other intellectual property rights to Use the Licensed Materials or to authorize others to Use the Licensed Materials beyond the rights and restrictions set forth in this Agreement. By the way of example and not limitation, Cash America shall neither use the Software or any Design Elements or output of any Software or Design Elements for benchmarking purposes (which means any form of competitive analysis of the Licensed Materials versus competitive tool products), nor permit any third party to do so.

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

(d) Restrictions. Cash America shall not let the Licensed Materials be accessed or used by third parties or anyone other than Cash America’s employees whose duties require such access or use. Notwithstanding the foregoing, Cash America’s authorized consultants and subcontractors (excluding any direct competitors of Enova and any provider of services similar to or competitive with those provided under this Agreement) may Use the Licensed Materials where such Use is incidental to their performing services on Cash America’s behalf, and Cash America may allow authorized auditors, compliance consultants, and regulators to access the Licensed Materials in order to determine compliance with all applicable federal and state laws, rules, and regulations. Such Use by authorized consultants and subcontractors must be consistent with the license granted to Cash America hereunder and Cash America must first require such authorized consultants and subcontractors, except for federal and state regulators, to sign written agreements obligating them to observe the same restrictions concerning the Licensed Materials as are contained in this Agreement.

(e) Use and Functioning of Credit Underwriting Model. Cash America may provide Enova with certain information and guidance relating to the Loans that will be processed through the Credit Underwriting Model and the Enova Platform, including loan limits and certain underwriting criteria that may be required by Cash America’s business rules or required by law. Cash America has the right to request modifications to the Software on a quarterly basis in order to reflect Cash America’s underwriting guidelines for its consumer Loans, which modifications will be made by Enova within 20 business days of Enova’s receipt of such request, unless Enova notifies Cash America that such request will take a longer period of time to implement. Cash America acknowledges that certain modifications, including without limitation models with new variables or new credit report providers, may take up to two months to implement. In addition, if any regulatory agency requires Cash America to consider or analyze certain information as a part of its loan underwriting, Cash America shall provide notice of such regulatory requirements to Enova, and Enova agrees to incorporate such regulatory requirements into the Credit Underwriting Model within the time period required by the regulatory agency, but in no case longer than 20 business days from Enova’s receipt of notice of such requirement. Enova agrees to provide notice that such change has been implemented and the date such change will be utilized in the Credit Underwriting Model. Enova agrees to also provide reasonable evidence to Cash America in order to satisfy the regulatory agency that the regulatory requirements were actually added to the underwriting analysis.

(f) Third-Party Data Providers. The Parties agree that consumer credit data will be pulled for all new Loan applicants processed through the Credit Underwriting Model, unless otherwise agreed to by the Parties. Cash America shall be responsible for establishing and maintaining any relationships with third-party data providers (such as vendors like TeleTrack, Inc., Clarity Services, Inc., etc.) that may be desired by Cash America in functioning with the Credit Underwriting Model. Cash America shall be responsible for maintaining a contractual relationship with such vendors, and Cash America shall also be responsible for any fees associated with such data providers. To the extent Enova processes any information obtained from third-party data providers pursuant to its obligations under this Agreement, Enova will do so as Cash America’s agent or service provider.

(g) Ownership and Control of Licensed Materials. The Parties acknowledge and agree that the Credit Underwriting Model and the Enova Platform is owned and controlled by Enova.

(h) Ownership and Control of Consumer Information. The Parties acknowledge and agree that any information processed through the Credit Underwriting Model by Cash America from a consumer credit application or any data related to such customer credit application, whether individually or collectively, is owned by Cash America. The Parties acknowledge and agree that Enova will not store any such data and will not have access to any such data related to any consumer Loan application, Loan underwriting results, Loan approval amounts, data received from a third-party data provider, or any other information directly or indirectly related to the consumer information processed through the Credit Underwriting Model to use for its own purposes, but the access will only be for the purposes of conducting its obligations under this Agreement.

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

(i) Records; Audit. Cash America shall keep full, clear and accurate records to confirm its authorized Use of the Licensed Materials hereunder. Enova shall have the right to audit such records during regular business hours to confirm Cash America’s compliance with its obligations hereunder. Cash America shall promptly correct any deficiencies discovered by such audit. Enova acknowledges and agrees that Cash America and its authorized representatives shall have the right to inspect, audit, examine, and make copies of, or extracts from, all books and records (in whatever form they may be kept, whether written, electronic, or other) relating to or pertaining to this Agreement kept by or under the control of Enova, its employees, agents, assigns, successors, and subcontractors. Enova shall, at all times during the term of this Agreement and for a period of five years after the completion of this Agreement, maintain such records, together with such supporting or underlying documents and materials. Enova shall, upon reasonable notice, whether during or after termination of this Agreement, make all of its facilities and books and records available for inspection and audit by Cash America and its authorized representatives. Upon Cash America’s reasonable request, Enova agrees that it will promptly provide Cash America with a copy of all relevant policies, procedures, handbooks, training materials, compliance manuals, operational reports, and the like, including any and all amendments thereto, that were effective or used during the term of this Agreement.

4.	FEES; SETUP COSTS; TAXES; HOSTING OF SERVERS

(a) License Fees. In consideration for the Licensed Materials provided by Enova pursuant to this Agreement, Cash America agrees to pay Enova a monthly license fee (“License Fees”), which shall be calculated as follows:

(i)	$1.00 per Loan application up to 100,000 Loan applications per calendar month; and

(ii)	$0.50 per Loan application for any Loan applications in excess of 100,000 Loan applications per calendar month;

provided, however, that if fewer than 40,000 applications are submitted for processing in a given month, Cash America will pay a License Fee of $40,000.

(b) Maintenance Fees. In consideration for the Maintenance Services provided by Enova, as set forth in Section 9(a), Cash America agrees to pay Enova an annual maintenance fee (“Maintenance Fee”) of $50,000.00. For any Term or portion of a Term that is not a full year, the Maintenance Fees shall be prorated for such time periods.

(c) Payment of Fees. Cash America shall pay the monthly License Fees by the 15th day of the calendar month following the month for which the License Fees relate. Cash America shall pay the annual Maintenance Fee on the Effective Date and each anniversary of the Effective Date during each calendar year of the Term. Past due amounts shall be subject to a monthly service charge of one and one-half percent per month of the unpaid balance or the maximum rate allowable by law. In addition to all other sums payable hereunder, Cash America shall pay all reasonable out-of-pocket expenses incurred by Enova, including fees and disbursements of counsel, in connection with collection and other enforcement proceedings resulting therefrom or in connection therewith.

(d) Setup Costs. The Parties acknowledge that there will be certain setup costs required in order to establish the necessary connections for Cash America to have the ability to access and communicate with the Credit Underwriting Model. Cash America agrees to pay an amount up to $250,000.00 in costs and expenditures related to setting up the Credit Underwriting Model pursuant to this Agreement. The Parties agree

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

to work together in an effort to eliminate or minimize the initial setup costs, but Enova shall have the right to charge Cash America for its actual costs associated with the initial setup, subject to the $250,000.00 limit described above.

(e) Taxes. All amounts set forth herein are exclusive of any and all taxes, including, but not limited to, VAT, withholding, local taxes and other governmental levies or charges, and Cash America shall pay and be responsible for any and all such taxes. Cash America further agrees that if a state agency determines that sales or use tax should have been collected and remitted on the Agreement, Enova may invoice and collect from Cash America any sales or use tax, plus any applicable interest and penalties, which it is required to remit to the state as a result of that determination.

(f) Hosting of Servers. The Parties agree that two (2) physical servers will be needed to host the Credit Underwriting Model (the “Servers”), which will be purchased at the sole cost and expense of Cash America and shall at all times be the property of Cash America. The Parties agree that the Servers will be hosted by Enova at its third-party hosting facility in Oakbrook, Illinois, or such other secure hosting facility as Enova may select in its reasonable discretion. The Parties also agree that both of the Servers will be active in hosting the Credit Underwriting Model and will meet the following specifications:

(i)	Servers will only be used for hosting the Credit Underwriting Model;

(ii)	Servers will utilize Enova’s VMware (virtualization software) licenses;

(iii)	Servers will host only virtual servers to be used for this application;

(iv)	The Credit Underwriting Model hosted on the Servers will have its own VLAN on the network, with appropriate security restrictions; and

(v)	Data from the Servers will traverse the same network infrastructure as Enova utilizes for its other applications (i.e., router, firewalls, load balancers, etc.) and will be stored on Enova’s Storage Area Network with other Enova data, provided, however, that the data will be on its own VLAN and will only be made available for processing on the Servers.

5.	TERM AND TERMINATION

(a) This Agreement will commence as of the Effective Date and will continue in effect until the earlier of December 31, 2017 (the “Term”), or the date the Parties terminate this Agreement by mutual written agreement, or as otherwise provided in this Agreement. Unless terminated by the Parties, this Agreement will automatically renew for consecutive one-year terms (“Renewal Terms”), provided however that either Party may prevent the renewal of the term of the Agreement on written notice to the other Party at least 180 days prior to the end of the then-current term.

(b) Either Party shall have the right to terminate this Agreement upon the occurrence of one or more of the following events:

(i)	material failure by the other Party to observe or perform that Party’s obligations to the other Party or to comply with any provision of this Agreement, so long as the failure or nonperformance is not due to the actions of the terminating Party;

(ii)	in the event any representation, warranty, statement or certificate furnished to either Party by the other Party in connection with this Agreement is materially false, misleading, or inaccurate as of the date made or delivered and the same results in a Material Adverse Effect on or for the terminating Party;

(iii)	in the event that it is later determined by a regulatory agency or by Enova, in its reasonable discretion (including without limitation upon the advice of counsel), that Enova is deemed to be a consumer reporting agency as a direct result of the existence of this Agreement and the relationship of the Parties hereunder.

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

The Agreement may be terminated pursuant to Section 5(b)(i) or (ii) above only if the default continues for a period of thirty (30) days after the defaulting Party receives written notice from the other Party specifying the default in the case of a non-monetary default, or ten (10) days after the defaulting Party receives written notice from the other Party specifying the default in the case of a failure to pay any amount when due hereunder. The Agreement may be terminated pursuant to Section 5(b)(iii) immediately, unless otherwise agreed by the Parties.

(c) Cash America shall have the right to terminate this Agreement if Cash America’s Use of the Software falls below 40,000 applications processed through the Credit Underwriting Model per month for any rolling three-month period. The Agreement may be terminated pursuant to this Section 5(c) upon Cash America’s written notice of termination, and the effective date of the termination shall be no less than 60 days from the date of the notice of termination pursuant to this provision.

In the event that this Agreement is terminated, Cash America will promptly return to Enova or destroy (with certification of such destruction if requested) all of the Licensed Materials and any copies or derivations thereof. Within thirty (30) days after such expiration or termination, Cash America shall make prompt payment in full to Enova for all amounts then due plus the unpaid balance of the License Fees through the month that the termination becomes effective.

6.	REPRESENTATIONS AND WARRANTIES

(a) Representations and Warranties of Enova.

(i)	Enova represents and warrants to Cash America that it has the full power and authority to execute and deliver this Agreement, to perform all of its obligations under this Agreement and any other agreement which must be executed related to this Agreement.

(ii)	Enova represents and warrants to Cash America that it is in good standing in the state, territory or other jurisdiction where incorporated, formed or organized.

(iii)	Enova represents and warrants to Cash America that it is in compliance with all applicable federal and state laws, rules, regulations, orders, judgments, and decrees, including, but not limited to, the Gramm-Leach-Bliley Act, and the Equal Credit Opportunity Act (including Regulation B promulgated thereunder), except for non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on or for Enova.

(iv)	Enova represents and warrants to Cash America that it has all licenses, permits, consents and approvals required to be obtained by it from any regulatory agency exercising its authority over Enova in order for it to lawfully conduct its business, to perform its obligations hereunder and to receive the rights and benefits available to it hereunder, and it shall immediately remedy the suspension, termination or other loss of such licenses, permits, consents or approvals.

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

(b) Representations and Warranties of Cash America.

(i)	Cash America represents and warrants to Enova that it has the full power and authority to execute and deliver this Agreement, to perform all of its obligations under this Agreement and any other agreement which must be executed related to this Agreement.

(ii)	Cash America represents and warrants to Enova that it is in good standing in the state, territory or other jurisdiction where incorporated, formed or organized.

(iii)	Cash America represents and warrants to Enova that it is in compliance with all applicable federal and state laws, rules, regulations, orders, judgments, and decrees, including, but not limited to, the Fair Credit Reporting Act (FCRA), the Gramm-Leach-Bliley Act, and the Equal Credit Opportunity Act (including Regulation B promulgated thereunder), except for non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on or for Cash America.

(v)	Cash America represents and warrants to Enova that it has all licenses, permits, consents and approvals required to be obtained by it from any regulatory agency exercising its authority over Cash America in order for it to lawfully conduct its business, to perform its obligations hereunder and to receive the rights and benefits available to it hereunder, and it shall immediately remedy the suspension, termination or other loss of such licenses, permits, consents or approvals.

7.	CONFIDENTIALITY.

(a) In performing their respective obligations pursuant to this Agreement, each Party may have access to and receive disclosure of certain confidential information about the other Party or Parties, including, without limitation, the names, addresses and all other information related to a Party’s applicants, customers or members (including, without limitation, any non-public personally identifiable information of such persons), marketing plans and objectives, research and test results, customer Loan performance, pricing policies and practices, computer software (including programs, source code, record layouts, and report formats), know-how, processes and methods, and other information which is confidential and the property of the Party disclosing the information (“Confidential Information”). Confidential Information of a Party hereto shall not include information in the public domain or information that is independently developed by the other Party hereto without reference to the original Party’s Confidential Information. Each Party agrees that it shall use the Confidential Information of the other party only in the performance of its respective obligations under this Agreement. Each Party shall receive the Confidential Information of the other party in confidence and shall not disclose such Confidential Information to any third party, except as may be permitted hereunder, or as may be necessary to perform its obligations hereunder so long as the Party desiring to disclose the other Party’s Confidential Information notifies such other Party of its intent to do so and gives such other Party a reasonable opportunity to object to such disclosure. In the event that either Party (the “Restricted Party”) is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, such Party will provide the other Party with prompt notice of such request(s) so that the other Party may seek an appropriate protective order or other appropriate remedy and/or waive the Restricted Party’s compliance with the provisions of this Agreement. In the event that the other Party does not seek such a protective order or other remedy, or such protective order or other remedy is not obtained, or the other Party grants a waiver hereunder, the Restricted Party may furnish that portion (and only that portion) of the Confidential Information which the Restricted Party is legally compelled to disclose and will exercise such efforts to obtain reasonable assurance that confidential treatment will be accorded any Confidential Information so furnished as a Restricted Party would exercise in assuring the confidentiality of any of its own confidential information, but no less than commercially reasonable

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

efforts. Upon request or upon any expiration or termination of this Agreement, each Party hereto shall return to the disclosing Party or destroy (as the latter may instruct) all of the latter’s Confidential Information in the former’s possession which is in any written or other recorded form, including data stored in any computer medium.

(b) Except for the limited rights and licenses expressly granted hereunder, no other license is granted (by implication, estoppel or otherwise), no other use is permitted and Enova shall retain all rights, title and interests (including all patent rights, copyright rights, trade secret rights and all other intellectual property and proprietary rights) in and to the Software and Documentation. Cash America agrees not to take any action inconsistent with such ownership.

(c) At a minimum, Enova’s safeguards for the protection of Cash America’s Confidential Information that relates to customer information shall include: (i) limiting access of confidential customer information to authorized employees; (ii) securing business facilities, data centers, paper files, servers, back-up systems and computing equipment, including, but not limited to, all mobile devices and other equipment with information storage capability; (iii) implementing network, device application, database and platform security; (iv) securing information transmission, storage and disposal; (v) implementing authentication and access controls within media, applications, operating systems and equipment; (vi) strictly segregating confidential customer information from all other information of Enova or from any of Enova’s customers so that confidential customer information is not commingled with any other types of information; (ix) implementing appropriate personnel security and integrity procedures and practices, including, but not limited to, conducting background checks consistent with applicable law; and (x) providing appropriate privacy and information security training to Enova’s employees. Cash America’s Confidential Information relating to customer information shall only be used by Enova to enhance the Credit Underwriting Model, and Enova shall not use such information for any other purposes, including enhancement of other underwriting models developed by Enova.

8.	SERVICE AVAILABILITY AND SERVICE AVAILABILITY CREDITS

(a) Service Availability Requirements. Enova shall make the Licensed Materials and the Credit Underwriting Model Available, as measured over the total number of Prime Shift (as defined below) hours in each calendar month during the Term and any additional periods during which Enova does or is required to provide any of the Licensed Materials to Cash America (each such calendar month, a “Service Period”), at least ninety-nine and nine tenths percent (99.9%) of the time, excluding only the time the Licensed Materials are not Available solely as a result of one or more of the Exceptions (the “Availability Requirement”). For purposes of this Agreement, the term “Available” means the Licensed Materials are available and operable for access and use by Cash America and its authorized users in full conformity with any services specifications agreed to by the Parties.

(b) Exceptions. No period of degradation or inoperability of the Credit Underwriting Model will be included in calculating Availability to the extent that such downtime or degradation is due to any of the following (the “Exceptions”):

(i)	Cash America’s misuse of the Credit Underwriting Model;

(ii)	Failures of Cash America’s Internet connectivity;

(iii)	Internet or other network traffic problems other than problems arising in or from networks actually or required to be provided or controlled by Enova or its service providers;

(iv)	Time-outs, other outages or any performance failure by a third party provider;

(v)	Cash America’s failure to meet any minimum hardware or software requirements set forth in the specifications agreed to by the Parties; or

(vi)	Scheduled Downtime as set forth in Section 8(c).

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

(c) Scheduled Downtime. Enova shall notify Cash America at least twenty-four (24) hours in advance of all scheduled outages of the Licensed Materials in whole or in part (“Scheduled Downtime”). All such scheduled outages shall: (a) last no longer than five (5) hours; (b) be scheduled between the hours of 11:00 p.m. and 7:00 a.m., CST; and (c) occur no more frequently than twice per week without prior approval from the Cash America.

(d) Service Availability Reports. Within fifteen (15) days after the end of each Service Period, Enova shall provide to Cash America a report describing the Availability and other performance of the Licensed Materials during the previous calendar month and the calendar year-to-date as compared to prior Service Periods. The report shall be in electronic or such other form as Cash America may approve in writing and shall include, at a minimum: (a) the actual performance of the Licensed Materials relative to the Availability Requirement and specifications; and (b) if Licensed Materials performance has failed in any respect to meet or exceed the Availability Requirement or specifications during the reporting period, a description in sufficient detail to inform Cash America of the cause of such failure and the corrective actions the Enova has taken and will take to ensure that the Availability Requirement and specifications are fully met.

(e) Remedies for Service Availability Failures. If the actual Availability of the Licensed Materials is less than the Availability Requirement for any Service Period, such failure shall constitute a Service Error for which Enova shall issue to Cash America a credit of 15% of the annual Maintenance Fee (as defined below) for each Service Period where the actual Availability is less than the Availability Requirement (“Service Availability Credits”), in an amount not to exceed the annual Maintenance Fee during any particular 12-month period. Any Service Availability Credits due under this Section 8 will be applied to any future Maintenance Fees, or, if the future Maintenance Fees are not sufficient to satisfy the Service Availability Credits, then Enova shall pay Cash America such amounts owed within 30 days of the determination of such credits.

9.	SOFTWARE MAINTENANCE & TECHNICAL SUPPORT

(a) Maintenance Services. Subject to the terms and conditions of this Agreement, and Cash America’s timely payment of the Maintenance Fees, Enova agrees to use commercially reasonable efforts to perform, or have provided, during the Term of this Agreement, the following software maintenance and technical assistance with respect to the Licensed Materials (the “Maintenance Services”):

(i) Maintenance of Licensed Materials and Servers. Enova agrees to provide reasonable and necessary maintenance for the Licensed Materials and the Servers in order to ensure Cash America’s continuous access to the Licensed Materials for use in its business operations. Enova shall continuously monitor and manage the Licensed Materials and the Servers to optimize the availability of the Credit Underwriting Model to meet or exceed the Availability Requirement (as defined in Section 8(a)). Such monitoring and management shall include:

A.	Proactively monitoring on a twenty-four (24) hour by seven (7) day basis all Licensed Materials functions, Servers, firewall and other components of Licensed Materials security;

B.	If such monitoring identifies, or Enova otherwise becomes aware of, any circumstance that is reasonably likely to threaten the Availability of the Licensed Materials, taking all necessary and reasonable remedial measures to promptly eliminate such threat and ensure full Availability;

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C.	If Enova receives knowledge that the Licensed Materials or any Licensed Materials function or component is not Available (including by written notice from Cash America pursuant to the procedures set forth herein):

1.	confirming (or disconfirming) the outage by a direct check of the associated facility or facilities;

2.	if Enova’s facility check in accordance with clause (1) above confirms a Licensed Materials outage in whole or in part: (A) notifying Cash America in writing pursuant to the procedures set forth herein or in the applicable service order that an outage has occurred, providing such details as may be available and time of outage; and (B) working all problems causing and caused by the outage until they are resolved as Critical Service Errors, or, if determined to be an Internet provider problem, open a trouble ticket with the Internet provider. “Critical Service Errors” shall be defined as issues affecting the entire system or the system is down or operating in a materially degraded state; and

3.	notifying Cash America that Enova has fully corrected the outage and any related problems, along with any pertinent findings or action taken to close the trouble ticket.

(ii) Technical Support. Enova agrees to make technical assistance available to Cash America between 7:00 a.m. and 11:00 p.m., CST (the “Prime Shift”), Monday through Friday, excluding Enova’s holidays. In addition to technical assistance during the Prime Shift, Enova shall also provide limited on-call technical assistance to Cash America in order to address unavailability of the Credit Underwriting Model to Cash America store locations during Cash America’s normal business hours on weekends and holidays.

(b) Issue Resolution Assistance. Enova will acknowledge receipt of Cash America’s service request (a “SR”) in a timely manner, and will respond with an estimated time required to resolve the SR based on the nature of the SR. Cash America’s SR shall include a detailed description of the nature of the issue, the conditions under which it occurs and other relevant data sufficient to enable Enova to reproduce a reported error in order to verify its existence and diagnose its cause. Upon completion of diagnosis of the issue, Enova will provide Cash America with appropriate assistance in accordance with Enova’s standard commercial practices, including furnishing Cash America with an avoidance procedure, bypass, work-around, patch or hot-fix (i.e., a Cash America specific release for a production stopping problem with no work-around) to correct or alleviate the condition reported. The Parties agree that if Enova fails to respond to any SR within the corresponding response time, Cash America shall be due a credit in an amount equal to 1% of the Maintenance Fees (“Response Resolution Credits”). Any Response Resolution Credits due under this Section 9(f) will be applied to any future Maintenance Fees, or, if the future Maintenance Fees are not sufficient to satisfy these credits, then Enova shall pay Cash America such amounts owed within 30 days of the determination of such credits.

(i) Updates. Enova agrees to provide Cash America, on an up to quarterly basis, with all Updates, bug fixes (to the extent deemed reasonably necessary by Enova in its reasonable discretion), enhancements, new releases, new versions, and other improvements to the core functionality of the Licensed Materials. Enova will also provide instructions and/or Documentation that Enova considers reasonably necessary to assist in a smooth transition for Use of an Update. The Parties acknowledge and agree that any Updates to the Licensed Materials will automatically be licensed to Cash America under this Agreement.

(ii) Communication. Enova will provide Cash America access to Enova support staff for the Licensed Materials, any changes to the analytics relating to the Credit Underwriting Model, and Updates. The Parties shall also meet quarterly to review the Credit Underwriting Model and to examine the effectiveness of the model and to determine if any changes to the model are desired.

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

(c) Cash America’s Responsibilities. Cash America agrees to promptly notify Enova regarding any material problems with the Licensed Materials. If requested by Enova, Cash America must provide Enova with access to any equipment that interfaces with the Licensed Material, subject to Cash America’s security and safety procedures and provide Enova with reasonable work space and other normal and customary facilities. Cash America also agrees to provide Enova with reasonable assistance as requested if Maintenance Services are performed on site at Cash America’s facility and ensure that a Cash America employee is present. Cash America also agrees to provide the same standard of care for the Licensed Materials that Cash America applies to its own products or data of like value to its business.

(d) Maintenance Personnel. Enova agrees that it will provide reasonable and necessary training on applicable federal and state laws and regulations to any of its relevant employees that perform Maintenance Services on behalf of Cash America. During the term of this Agreement, Enova, and any of its authorized employees and agents, shall strictly abide by Enova’s obligations under this Agreement, and shall also follow a standard of conduct equal to or greater than that set forth in Cash America’s Code of Business Conduct and Ethics, a copy of which has been provided to Enova. Enova further agrees that it shall maintain a disciplinary process to address any unauthorized access, use, or disclosure of confidential customer information by any of Enova’s officers, partners, principals, employees, agents or contractors

10.	Covenants of the Parties. Each Party covenants with the other Party as follows:

(a) Each Party agrees that any litigation or court proceedings filed against any Party relating to the Credit Underwriting Model or this Agreement will be immediately reported to the other Party. Such report shall include a copy of the court papers or proceedings and the name and address of the Party’s counsel handling the matter.

(b) Each Party agrees that, to the extent permitted by law, any communication or document received from a regulatory authority relating to the Credit Underwriting Model or this Agreement will be immediately reported to the other Party. Such notice shall include a copy of the communication or document and the name and address of the counsel, if any, handling the matter. Notwithstanding the foregoing, if either Party is precluded from providing such notice based on a written order by an investigating governmental authority or otherwise prohibited by law, the Party shall be excused from this notice requirement without being in breach of this Agreement.

(c) Each Party agrees to maintain any and all licenses and registrations that is or may be required by any federal, state, or local regulatory agency with authority over any Party.

(d) Each Party agrees that it will comply with all applicable federal and state laws, rules, regulations, orders, judgments, and decrees of any state or federal regulatory agency exercising its authority over the Parties as related to this Agreement, including, but not limited to, the Gramm-Leach-Bliley Act, and the Equal Credit Opportunity Act (including Regulation B promulgated thereunder), except if non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Enova agrees to provide the Licensed Materials in compliance with all federal and state nondiscrimination laws, rules, and regulations applicable to the performance by Enova of its obligations hereunder, including, but not limited to, the requirements of the Equal Credit Opportunity Act and its implementing Regulation B. In addition, Enova agrees to conduct annual discrimination testing of the Credit

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

Underwriting Model, and this testing shall be designed to ensure that the Credit Underwriting Model is not in violation of any applicable law or regulation and that there is no pattern or practice of discrimination against applicants seeking consumer credit resulting from factors used in the Credit Underwriting Model. Enova shall provide to Cash America a certificate of compliance or other such evidence of the Credit Underwriting Model’s compliance with such discrimination laws, and Enova shall provide such evidence of compliance to Cash America on an annual basis, within 10 days after Enova receives such compliance results.

(f) Enova agrees to provide analytics reports, containing such content as may be mutually agreed upon by the Parties, relating to the Credit Underwriting Model as may be requested by Cash America.

(g) Enova agrees not to change the decision process or any other feature of the Credit Underwriting Model without prior, written consent of Cash America.

(h) Enova agrees to process application data received from Cash America through the Credit Underwriting Model in the manner in which Enova processes its own data through its own similar credit underwriting model.

(i) Enova agrees to minimize any interruption of the Underwriting Services and provide Cash America with reasonable advance notice of any planned or foreseen interruption to the Underwriting Services.

11.	ACKNOWLEDGEMENT.

Cash America acknowledges that Enova is not, and may never be, a credit reporting agency and that it does not hold itself out to be a credit reporting agency. If Enova is ultimately determined to be a credit reporting agency as a result of the Software or services being provided by Enova hereunder, either Party may terminate this Agreement pursuant to Section 5(b)(3) and, notwithstanding anything herein to the contrary, neither Party shall be liable to the other party and each Party shall be solely responsible for any costs or changes related to this Agreement that may arise as a result of such determination.

12.	PROPRIETARY RIGHTS INDEMNITY

Enova will defend at its own expense, or its option reimburse Cash America for reasonable costs of defense, in connection with any legal action brought against Cash America to the extent that it is based on a claim or allegation that any Software infringes a U.S. patent or copyright of any third party, and Enova will pay any costs and damages finally awarded against Cash America in any such action that are attributable to any such claim or incurred by Cash America through settlement thereof, but shall not be responsible for any compromise made or expense incurred without its consent. However, such defense and payments are subject to the condition that Cash America gives Enova prompt written notice of such claim, allows Enova to direct the defense and settlement of the claim, and cooperates with Enova as necessary for defense and settlement of the claim. Should any Licensed Materials, or the operation thereof, become or in Enova’s opinion be likely to become, the subject of such claim, Enova may, at Enova’s option and expense, procure for Cash America the right to continue using the Licensed Materials, replace or modify the Licensed Materials so that they become non-infringing, or terminate the license granted hereunder for such Licensed Materials and refund to Cash America the Maintenance Fees (less a reasonable charge for the period during which Cash America has had use of the Maintenance Services). Enova will have no liability for any infringement claim to the extent it; (i) is based on modification of Licensed Materials other than by Enova, with or without authorization; or (ii) results from failure of Cash America to Use an Updated version of the Licensed Materials; or (iii) is based on the combination or Use of Licensed Materials with any other software, program or device not provided by Enova if such infringement would not have arisen but for such use or combination; or (iv) results from compliance by Enova with designs, plans or specifications furnished by Cash America, or (v) is based on any products, devices, software or applications designed or developed through Use of the Licensed Materials. THE FOREGOING STATES ENOVA’S ENTIRE LIABILITY AND CASH AMERICA’S EXCLUSIVE REMEDY FOR PROPRIETARY RIGHTS INFRINGEMENTS.

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

13.	DISCLAIMER OF WARRANTY

Due to the proprietary nature of the Credit Underwriting Model or the Enova Platform, the Parties acknowledge and agree that Enova does not warrant the appropriateness or effectiveness of the Credit Underwriting Model or the Enova Platform with respect to evaluating applications for the Loans. OTHER THAN THE COVENANTS EXPRESSLY MADE IN THIS AGREEMENT, ENOVA DOES NOT WARRANT THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE CREDIT UNDERWRITING MODEL OR THE ENOVA PLATFORM IN ANY MANNER.

14.	LIMITATION OF LIABILITY

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY HEREUNDER BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES, INCLUDING LOST SALES OR PROFITS, IN CONNECTION WITH THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE MAXIMUM TOTAL LIABILITY OF ENOVA TO CASH AMERICA (INCLUDING WITHOUT LIMITATION ENOVA’S INDEMNIFICATION OBLIGATIONS TO CASH AMERICA UNDER SECTION 15, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, SHALL BE LIMITED TO $1,000,000. IN ADDITION, THE MAXIMUM TOTAL LIABILITY OF CASH AMERICA TO ENOVA, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, SHALL BE LIMITED TO $1,000,000.

15.	INDEMNIFICATION.

(a) Indemnification by Enova. Enova agrees to indemnify, defend and hold Cash America and its partners, officers, directors, shareholders, employees and affiliates harmless from and against any and all claims, proceedings, demands, liabilities, losses, penalties, fines, judgments, damages or expenses (including, without limitation, legal fees, court costs, accounting fees and class action costs) (collectively, “Claims”) brought against any of them (collectively, “Cash America Claims”) as a result of: (i) any misrepresentation, breach of representation or warranty, or failure to fulfill a covenant of this Agreement on the part of Enova, excluding instances where Enova was acting under the direction of Cash America; or (ii) any Claims brought by any third party against Cash America resulting from any allegation or claim that the Credit Underwriting Model, the Enova Platform or any of the Underwriting Services infringes upon any United States patent or any copyright or misappropriates trade secret rights of a third party; provided that Cash America gives Enova prompt notice of any such Cash America Claim. Enova has sole control of the defense and all related settlement negotiations with respect to any such Cash America Claim; provided further, however, that Cash America, at Enova’s reasonable expense, shall provide Enova with reasonable and prompt assistance and information in connection with such defense. Settlement of a Cash America Claim by Cash America without Enova’s prior written consent shall release Enova from the indemnity as to the Cash America Claim so settled. Enova’s indemnity obligations under this Section 15(a) shall not apply to the extent the Cash America Claim arises out of or is connected with Cash America’s negligence or intentional misconduct. Enova shall not have the right to consent to entry of any judgment or enter into any settlement of any third party Cash America Claim without the consent of Cash America if the effect thereof is to permit any injunction, declaratory judgment, other order, or other monetary or nonmonetary relief to be entered, directly or indirectly, against Cash America.

(b) Indemnification by Cash America. Cash America agrees to indemnify, defend and hold Enova and its partners, officers, directors, shareholders, employees and affiliates harmless from and against any and all Claims brought against any of them (collectively, “Enova Claims”) as a result of: any misrepresentation, breach

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

of representation or warranty, or failure to fulfill a covenant of this Agreement on the part of Cash America, excluding instances where Cash America was acting under the direction of Enova; provided that Enova gives Cash America prompt notice of any such Enova Claim. Cash America has sole control of the defense and all related settlement negotiations with respect to any such Enova Claim; provided further, however, that Enova, at Cash America’s reasonable expense, shall provide Cash America with reasonable and prompt assistance and information in connection with such defense. Settlement of an Enova Claim by Enova without Cash America’s prior written consent shall release Cash America from the indemnity as to the Enova Claim so settled. Cash America’s indemnity obligations under this Section 15(b) shall not apply to the extent the Enova Claim arises out of or is connected with Enova’s negligence or intentional misconduct. Cash America shall not have the right to consent to entry of any judgment or enter into any settlement of any third party Enova Claim without the consent of Enova if the effect thereof is to permit any injunction, declaratory judgment, other order, or other monetary or nonmonetary relief to be entered, directly or indirectly, against Enova.

16.	GENERAL PROVISIONS

(a) Notices. All notices, requests, and approvals required or permitted by this Agreement shall be in writing and addressed/directed to the other Party at the address/facsimile number below or at such other address of which the notifying Party hereafter receives notice in conformity with this Section 16. All such notices, requests, and approvals shall be deemed given upon the earlier of facsimile transmission or actual receipt thereof:

To ENOVA:	Enova International, Inc. 200 W. Jackson Blvd., Suite 2400 Chicago, IL 60606 Fax No.: (312) 212-1657 Attention: General Counsel

To CASH AMERICA:	Cash America International, Inc. 1600 W. 7th Street, 9th Floor Fort Worth, TX 76102 Fax No.: (817) 570-1647 Attention: General Counsel

(b) Assignment.

(i) Cash America may not delegate, assign or transfer this Agreement, or any of its rights and obligations under this Agreement, and any attempt to do so shall be void. Cash America agrees that this Agreement binds Cash America and each of its subsidiaries, affiliates, employees, agents, representatives and persons associated with any of them. Without limitation of the foregoing, an assignment, delegation or transfer shall include, but not be limited to a sale of substantially all of the assets of Cash America, a merger, a re-organization, or change in control of fifty percent (50%) or more of the equity of Cash America (a “Change in Control”). No transfer, delegation or assignment (including, without limitation, an assignment by operation of law) of this Agreement may be made without the prior, written consent of Enova. Such prior, written consent by Enova may be withheld at Enova’s sole discretion. As used in this Agreement, assignment shall not include, and no consent shall be required, (1) if Cash America raises additional capital through sale of equity or debt instruments, provided that the additional equity issued does not result in a Change in Control, (2) if Cash America changes its state of incorporation, or (3) if Cash America reorganizes its corporate structure without a change in its equity structure.

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

(ii) Enova may not delegate, assign or transfer this Agreement, or any of its rights and obligations under this Agreement, and any attempt to do so shall be void. Enova agrees that this Agreement binds Enova and each of its subsidiaries, affiliates, employees, agents, representatives and persons associated with any of them. Without limitation of the foregoing, an assignment, delegation or transfer shall include, but not be limited to a sale of substantially all of the assets of Enova, a merger, a re-organization, or Change in Control of Enova. No transfer, delegation or assignment (including, without limitation, an assignment by operation of law) of this Agreement may be made without the prior, written consent of Cash America. Such prior, written consent by Cash America may be withheld at Cash America’s sole discretion. As used in this Agreement, assignment shall not include, and no consent shall be required, (1) if Enova raises additional capital through sale of equity or debt instruments, provided that the additional equity issued does not result in a Change in Control, (2) if Enova changes its state of incorporation, (3) if Enova reorganizes its corporate structure without a change in its equity structure, or (4) relating to the spin-off of Enova from Cash America or any future disposition of any Enova shares held by Cash America following the spin-off.

(c) Amendments. This Agreement may be amended or modified only by a writing signed by duly authorized representatives of each Party and dated subsequent to the date hereof.

(d) Force Majeure. Performance under this Agreement by either party may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the party suspending such performance including acts of God, fire, labor or trade disturbance, war (declared or undeclared), terrorism, civil commotion or civil unrest, riots, sabotage, compliance in good faith with any Law, unavailability of materials, unusually bad weather, interference by civil or military authorities or any other event or condition whether similar or dissimilar to the foregoing (a “Force Majeure Event”). The Party claiming suspension due to a Force Majeure Event will give prompt notice to the other of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration. Upon the occurrence of a Force Majeure Event, the Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended service or act.

(e) Waiver and Severability. Failure by either party to enforce at any time any provision of this Agreement, or to exercise any election of options provide herein, shall not constitute a waiver of such provision or option, nor affect the validity of this Agreement or any part thereof, or the right of the waiving party to thereafter enforce each and every such provisions. If any provision of this Agreement is held invalid or unenforceable, the remainder of the Agreement shall continue in full force and effect.

(f) Governing Law. The procedural and substantive laws of the State of Illinois, without regard to its conflicts of laws principles, will govern this Agreement. Any action brought to enforce this Agreement or its terms shall be brought within the state or federal courts of Cook County, Illinois.

(g) Entire Agreement. This Agreement and the exhibits and schedules referenced or attached hereto or thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede (a) all prior oral or written proposals or agreements, (b) all contemporaneous oral proposals or agreements, and (c) all previous negotiations and all other communications or understandings between the parties, in each case with respect to the subject matter hereof and thereof.

[signatures on the following page]

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT

IN WITNESS WHEREOF, the undersigned have caused their authorized representatives to execute this Agreement as of the Effective Date.

ENOVA INTERNATIONAL, INC.

By:
Name:
Title:

CASH AMERICA INTERNATIONAL, INC.

By:
Name:
Title:

SOFTWARE LICENSE AND MAINTENANCE AGREEMENT